FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES THE RETIREMENT OF JOHN BURNS AS EXECUTIVE VICE PRESIDENT OF MANUFACTURING AND THE APPOINTMENT OF SCOTT BEMIS AS HIS SUCCESSOR

Oklahoma City, Oklahoma – May 6, 2024 - LSB Industries, Inc. (“LSB” or “the Company”), (NYSE: LXU) today announced the retirement of John Burns as Executive Vice President of Manufacturing and that Scott Bemis has been named his successor, effective May 20, 2024. Mr. Bemis takes over the position from John Burns, who has served in the role since February 2020 and will be retiring after more than 35 years in the chemical industry. Mr. Burns will remain with LSB to ensure an orderly and effective transition.

“John has been an invaluable member of our team, bringing his manufacturing experience, along with his wisdom, vision and leadership to the forefront of everything he does,” said Mark Behrman, LSB’s President and CEO. “John’s never-ending drive toward instilling our core value of Protecting What Matters, while also building a Culture of Excellence across our organization has made and will continue to make LSB a stronger company. On behalf of our Board and everyone at LSB, I would like to thank John and wish him all the best in his retirement.”

Mr. Bemis joins LSB from Albemarle Energy Storage where he has served as the Kemerton Site Director since 2023 and as the Richburg MegaFlex Site Director from 2022 to 2023. With a focus on leadership development and delivering improved manufacturing results, Mr. Bemis brings with him broad experience across research and development (R&D), manufacturing, large capital projects, reliability, maintenance, environmental, health and safety (EH&S) and regulatory functions.

“We are pleased to welcome Scott to the LSB team,” said Mr. Behrman. “His extensive experience in leading large manufacturing teams, combined with his exceptional track record of improving safety while increasing production make him highly qualified to continue the performance improvements we’ve achieved over the past several years. We are excited to add Scott to the Company’s leadership team.”

Mr. Bemis holds a Master of Business Administration from the University of Houston – Clear Lake, with a concentration in Management Information System (MIS) and a Bachelor of Science in Chemical Engineering from the University of Arizona.

“It is an exciting time for LSB Industries given the company’s opportunity to materially increase its production volumes while at the same time, execute on its vision of being a leader in the energy transition,” said Mr. Bemis. “I’m looking forward to collaborating with this exceptional team as we enhance the programs currently underway aimed at maximizing the capacity utilization of our assets and advance the development of our two low-carbon ammonia projects.”

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Investor Contacts: Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com	Media Contact: David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com